Exhibit 99.1

Ocean Power Technologies Signs Agreement with Serviço Nacional de Aprendizagem Industrial to Advance Autonomous Ocean Developments

Will explore opportunities to advance Blue Economy projects

MONROE TOWNSHIP, NJ, September 25, 2024- Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it has signed a Memorandum of Understanding (MOU) with Serviço Nacional de Aprendizagem Industrial (SENAI Innovation Institute for Virtual Production Systems from Firjan) in Brazil to explore collaborating together toward Blue Economy opportunities including deployment of WAM-V® autonomous and unmanned surface vehicles and Next Generation PowerBuoys® equipped with AI capable Merrows™. This agreement follows recent discussions between SENAI and OPT in Brazil.

Philipp Stratmann, CEO and President of OPT, expressed his enthusiasm about this MOU, stating, “As we continue our growth, we are excited to partner with SENAI to explore supporting the development and deployment of ocean technologies into Brazil. The offshore energy market in Brazil continues to grow and we believe our PowerBuoys® and WAM-V® unmanned surface vehicles provide the next generation of operators the solutions to generate offshore energy more effectively and efficiently.”

For additional information about OPT and its services, please visit our website Ocean Power Technologies.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS:

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the success of our new SENAI relationship, the continued success of its vehicles and PowerBuoys, the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com